Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-117339 of MuniYield New Jersey Fund, Inc. (the “Fund”) on Form N-2 of our report dated January 9, 2004, appearing in the November 30, 2003 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to us under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Experts” in the Prospectus.

/s/    Deloitte & Touche LLP

Princeton, New Jersey

August 12, 2004